EXHIBIT 99.1
GRANT PARK WEEKLY PERFORMANCE STATISTICS * 2/15/08
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.35%	2.71%	5.27%
Class B Units	1.33%	2.68%	5.16%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED FEBRUARY 15, 2008

Grant Park recorded trading gains during the past week.  Positions in the energies, soft/agricultural commodities and currencies provided the bulk of earnings while losses came mainly from the interest rate sector.

Long positions in the energy sector posted profits after comments from Fed Chairman Ben Bernanke spurred crude oil prices higher.  During testimony before Congress in which he said that the “outlook for the economy has worsened and downside risks to growth have increased”, the Fed chief reiterated the central bank’s willingness to combat an economic slowdown by implementing further interest rate cuts if necessary.  Crude oil rallied on the comments as investors reasoned that lower interest rates would translate into a weaker US dollar and more demand for dollar-denominated oil.  Crude oil settled at $95.50 per barrel, up $3.73 for the week.  Bitterly cold temperatures across the US sent heating oil and natural gas prices higher, adding to gains.

Grain prices were higher, resulting in profits for Grant Park’s long positions in the soft/agricultural commodities sector.  Soybeans, corn and wheat all settled at higher levels on reports that severe storms have resulted in damage to Chinese crops.  Bernanke’s comments also pushed grain prices higher as investors fretted that additional rate cuts could result in a spike in inflation.

The US dollar sank on the Fed Chairman’s comments, falling more than one full cent against the euro, British pound and Australian dollar by Friday’s close on expectations that investors would continue to purchase currencies from economies offering higher rates of return.  A drop in the Australian unemployment rate helped that currency move higher on speculation that the Reserve Bank of Australia could raise rates next month.

Lastly, prices for interest rate products fell during the week, leading to losses in the sector.  Positions in the foreign markets sustained the largest setbacks as prices for longer dated bonds fell after January consumer prices in the UK showed inflation rising above the Bank of England’s annualized 2% target rate.  The data quelled expectations that the central bank would be in position to cut interest rates.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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